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                                                                   Exhibit 10.ai

                              MASTER LOAN AGREEMENT

                                 by and between

                               FLEET NATIONAL BANK

                                     "Bank"

                                       and

                          MAINE PUBLIC SERVICE COMPANY

                                   "Borrower"

                          Dated as of November 22, 2004

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                                TABLE OF CONTENTS

1.  INTRODUCTION.............................................................3
2.  OBLIGATIONS..............................................................3
3.  BORROWER'S PLACES OF BUSINESS............................................3
4.  BORROWER'S REPRESENTATIONS AND WARRANTIES................................4
5.  LOAN FACILITIES..........................................................6
6.  BANK'S REPORTS..........................................................11
7.  SET OFF; EXPENSES.......................................................11
8.  BORROWER'S REPORTS......................................................12
9.  GENERAL AGREEMENTS OF BORROWER..........................................13
10. BORROWER'S NEGATIVE COVENANTS...........................................17
11. BORROWER'S FINANCIAL COVENANTS..........................................17
12. DEFAULT.................................................................20
13. JURY TRIAL WAIVER.......................................................23
14. CONSENT TO JURISDICTION.................................................24
15. TERMINATION AND EXPIRATION NOT TO AFFECT BANK'S RIGHTS..................24
16. MISCELLANEOUS...........................................................24

    SCHEDULES

    EXHIBIT

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                               FLEET NATIONAL BANK

                              MASTER LOAN AGREEMENT

                                                                 Portland, Maine
                                                   Dated as of November 22, 2004

     1. INTRODUCTION. MAINE PUBLIC SERVICE COMPANY, a Maine corporation with its principal place of business in Presque Isle, Maine, (hereinafter called "BORROWER") for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby enters into this Master Loan Agreement with FLEET NATIONAL BANK, a Bank of America company with a place of business at Two Portland Square, Portland, Maine 04101 (hereinafter, together with its successors and assigns hereunder, called the "BANK").

     2. OBLIGATIONS. This Agreement applies to payment and performance of all debts, liabilities and obligations of the Borrower to the Bank hereunder and also any and all other debts, liabilities and obligations of the Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, that are related to the transactions described in this Agreement, including all obligations to perform acts and refrain from taking action as well as all obligations to pay money, specifically including all obligations to pay interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which the Bank may incur or become liable for, on account of, as a result of, or in connection with the transactions between the Bank and the Borrower for which the Borrower is responsible under this Agreement, including, without limitation, any which may arise out of any letter of credit, banker's acceptance or similar instrument or obligation issued or incurred by the Bank for the account of the Borrower, and further including any obligations arising under any credit card receivables, currency swap, electronic fund transfers (whether through automated clearing houses or otherwise) provisional credit, check cashing, foreign exchange contracts, interest rate swap, cap, floor or hedging agreements, or similar agreements and all obligations of the Borrower to the Bank arising out of or in connection with any Automated Clearing House ("ACH") agreements relating to the processing of ACH transactions, together with all fees, expenses, charges and other amounts owing by or chargeable to the Borrower under any ACH agreements (all of the foregoing are hereinafter collectively called "OBLIGATIONS").

     3. BORROWER'S PLACES OF BUSINESS. Borrower represents and warrants that it has no places of business outside the State of Maine, except as otherwise disclosed herein. Borrower represents and warrants that its only place of business (or, if it has more than one, its chief executive office) and the office where it keeps its records, is the place indicated at the end of

                                        3
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this Agreement. Borrower will promptly notify Bank in writing of any change in the location of its chief executive office, or of any place of business or office where its records are kept.

     4. BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

     (a) It is a regulated utility and a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other jurisdiction in which the nature or location of its assets or operations may require such qualification, other than any jurisdiction where the failure to so qualify will not have a material adverse effect on its financial condition, business or prospects, which other jurisdictions are listed on SCHEDULE A, annexed hereto, and shall hereafter remain duly qualified and in good standing in every such other jurisdiction. Borrower has identified on SCHEDULE B, annexed hereto, all of its subsidiaries and their respective jurisdictions of organization, addresses and the percentage of ownership. Each of Borrower's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and shall hereafter remain in good standing as a corporation in that jurisdiction, and is duly qualified and in good standing in every other jurisdiction in which, by reason of the nature or location of such subsidiary's assets or operations, such qualification may be necessary, which other jurisdictions are listed on SCHEDULE B, annexed hereto, and shall hereafter remain duly qualified and in good standing in such other jurisdictions. None of Borrower's subsidiaries has any subsidiaries.

     (b) Borrower's exact legal name is as set forth in this Agreement and Borrower will not change its legal name, without giving Bank at least thirty
(30) days' prior written notice of the same. Borrower represents that it does not conduct business under any other name, and will not do so without giving Bank at least thirty (30) days' prior written notice of the same. THE BORROWER'S CORPORATE CHARTER NUMBER IN THE STATE OF MAINE IS 19170013D.

     (c) The execution, delivery and performance of this Agreement, and of any other documents executed in connection herewith, are within Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or other governance documents, or of any indenture, agreement or undertaking to which it is a party or by which it or any of its properties may be bound.

     (d) The Articles of Incorporation of Borrower, and all amendments thereto, have been duly filed and are in proper order. All of Borrower's books and records including but not limited to its minute books, stock register and books of account, are all materially accurate and up to date and will be so maintained. All of Borrower's issued and outstanding stock interests were duly issued and are fully paid and non-assessable; the Borrower is a wholly-owned subsidiary of Maine & Maritimes Corporation, a Maine corporation.

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     (e)    Borrower owns all of the assets reflected in its most recent financial statements provided to Bank, except leased assets or assets sold, transferred or otherwise disposed of, in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except only the following (collectively, the "PERMITTED LIENS"): (i) the liens, security interests and other encumbrances listed on SCHEDULE C annexed hereto, (ii) those leases (if any) set forth on SCHEDULE D annexed hereto in which Borrower is lessor, (iii) landlords', carriers', warehousemen's and other similar liens arising by operation of law in the ordinary course of its business, but only if the bills to which they relate are paid in the ordinary course or are the subject of good faith dispute; (iv) liens arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; and (v) liens and security interests in favor of Bank or consented to in writing by Bank . Borrower leases no material amount of real or personal property as lessee, except for the leases described on SCHEDULE D; in each case such lease is in full force and effect and Borrower is not in material default thereunder.

     (f) Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject; has paid all taxes shown or determined to be due thereon except those being diligently contested in good faith and which it has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, and has also made adequate provision for taxes due in respect of subsequent periods.

     (g) Except for the restrictions, judgments, awards, decrees, orders, rules and regulations of the Maine Public Utilities Commission that are applicable to the Borrower, the Borrower (i) is currently subject to no charter or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its articles of incorporation, bylaws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations (i) the validity or applicability of which it is diligently contesting in good faith and which it has, prior to the date of such contest, identified in writing to Bank as being contested, or (ii) the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects.

     (h) There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against or affecting Borrower or any of its assets which, if determined adversely to it, would or could have a material adverse effect on its financial condition, business or prospects, except as set forth on SCHEDULE E.

     (i) Borrower is in material compliance with ERISA with respect to any Plan; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded

                                        5
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vested liability under any Plan. The word "PLAN" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

     (j) Borrower is in material compliance with all other applicable federal, state and local laws and ordinances. Borrower shall maintain at all times all necessary licenses, permits and approvals to own and operate its business. If required by Bank, Borrower's counsel shall provide written opinions regarding these issues.

     5.  LOAN FACILITIES.

     (a) TERM LOAN: On the date hereof, Bank shall advance to Borrower Six Million Dollars ($6,000,000) (the "TERM LOAN"); the Term Loan will be due on November 22, 2011, if not due sooner in accordance with the terms hereof (the "MATURITY DATE"). The Term Loan shall bear interest computed at a fluctuating interest rate equal to the rate from time to time announced by Bank as its prime lending rate (the "PRIME RATE"), SUBJECT TO CHANGE OF RATE in accordance with changes in the Prime Rate, such adjustments in rate to be made automatically and to be effective immediately with all changes in the Prime Rate without notice or demand of any kind. Bank's prime rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. In the event Bank shall cease to designate a prime rate and shall fail to designate a replacement therefor, then the term "Prime Rate" shall mean the rate of interest published in THE WALL STREET JOURNAL as the Prime Rate or the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks, as it may vary. The Term Loan shall be repaid in equal monthly installments of Scheduled Principal (as defined below), plus accrued interest, commencing on December 1, 2004 and continuing on the same day of each month thereafter until the Maturity Date when all amounts remaining unpaid with respect to the Term Loan shall be paid in full. The term "Scheduled Principal" shall mean $50,000 for the monthly principal payments due December 1, 2004, through November 1, 2007, inclusive; $80,000 for the monthly principal payments due December 1, 2007 through November 1, 2009, inclusive; and $95,000 for the monthly principal payments due December1, 2009 through November 1, 2011, inclusive. Borrower shall execute and deliver to Bank at the Closing a promissory note with respect to the Term Loan.

     (b) USE OF PROCEEDS: Borrower shall use loan proceeds of the Term Loan to refinance existing indebtedness and for no other purposes.

                                        6
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     (c)    INTEREST RATE OPTION:

            (i) At the option of the Borrower and subject to the terms and conditions hereinafter set forth, the Borrower may elect from time to time to have the interest rate applicable to one or more advances under the Term Loan to be the LIBOR Rate, or to convert any outstanding Loan to a Loan of another Type, PROVIDED that (i) with respect to any such election, or conversion of a Loan to a LIBOR Loan, the Borrower shall give the Bank prior notice of such election (which notice must be received by Bank prior to 3:00 p.m. Portland, Maine time two Business Days before the date of the advance or conversion); and (ii) no such election of a LIBOR Loan or conversion to a LIBOR Loan may be made when any Event of Default has occurred and is continuing. All or any part of an outstanding Loan of any Type may be converted as provided herein, PROVIDED that partial conversions shall be in an aggregate principal amount of at least $100,000. There shall be no more than five LIBOR Loans outstanding at any one time. Each request relating to a LIBOR Loan shall be irrevocable by the Borrower.

            (ii) Any Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained herein; PROVIDED that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period relating thereto.

            (iii) In the event that the Borrower does not notify the Bank of its election hereunder with respect to any Loan at the expiration of an Interest Period, such Loan shall be automatically renewed as a Loan of the same Type and for the same Interest Period (unless the Loan is a LIBOR Loan and such a renewal would cause the expiration of the Interest Period to extend beyond the Maturity Date, in which case such LIBOR Loan shall be converted to a Prime Rate Loan).

            (iv) Unless sooner demanded after an Event of Default, all interest on LIBOR Loans shall be paid monthly.

            (v) Borrower may provide notice of its election hereunder in writing or by telephone, provided, however, that any telephonic notice shall follow such procedures as Bank may require and Bank shall have no duty to confirm the authority of a person making a telephonic request.

     (d) PREPAYMENT OF LOANS: The Borrower shall have the right at any time to prepay any Prime Rate Loan without premium or penalty, PROVIDED that any amount prepaid shall be accompanied by accrued interest on the principal repaid to the date of payment. To the extent that a Loan is a LIBOR Loan, and unless the Bank reasonably determines that current market conditions can not accommodate a prepayment request, then the Borrower shall have the right to prepay such Loan on or before the expiration of the applicable Interest Period, as a whole or in

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part, upon prior notice to the Bank, PROVIDED that such prepayment shall be accompanied by (a) accrued interest through the date of prepayment, and (b) an amount calculated in accordance with the Yield Maintenance Formula. Such optional prepayment privilege is in addition to, and not in substitution of, any repayment of principal required or otherwise contemplated under this Agreement. Any payment of a LIBOR Loan that occurs prior to the expiration of the applicable Interest Period shall be accompanied by an amount calculated in accordance with the Yield Maintenance Formula whether such payment is payable because of demand, default or otherwise. Borrower may provide notice of its election hereunder in writing or by telephone, provided, however, that any telephonic notice shall follow such procedures as Bank may require and Bank shall have no duty to confirm the authority of a person making a telephonic request.

     (e) LOAN REQUEST PROCEDURE: Each request to convert some or all of the Term Loan balance from one Type of Loan to another, shall constitute a request for a Loan pursuant to which these procedures shall apply. Amounts repaid with respect to the Term Loan may not be reborrowed. The Borrower may request Loans hereunder on any Business Day, provided there is then no Event of Default hereunder; and further provided that Borrower shall give Bank prior notice (which notice must be received by Bank prior to 3:00 p.m. Portland, Maine time) on the day (or, in the case of a LIBOR Loan, on the day that is two Business Days before the day) of the requested advance date specifying: (i) the amount to be borrowed, (ii) the requested borrowing date, (iii) whether the borrowing is to be a Prime Rate Loan or a LIBOR Loan or a combination thereof (and if so, in what proportions), and (iv) if the advance is to be entirely or partly a LIBOR Loan, the length of the Interest Period. Borrower may provide notice of its election hereunder in writing or by telephone, provided, however, that any telephonic notice shall follow such procedures as Bank may require and Bank shall have no duty to confirm the authority of a person making a telephonic request. If Borrower's request fails to specify whether a request is for a LIBOR Loan or a Prime Rate Loan, it shall be deemed a request for a Prime Rate Loan. If Borrower fails to request the maintenance of an existing LIBOR Loan prior to the end of the Interest Period for such LIBOR Loan in accordance with the procedure set forth herein, then such Loan shall be automatically renewed as a Loan of the same Type and for the same Interest Period (unless such a renewal would cause the expiration of the Interest Period to extend beyond the Maturity Date, in which case such LIBOR Loan shall be converted to a Prime Rate Loan).

     (f) CERTAIN DEFINITIONS: The following terms used herein, and in any notes or other documents relating hereto, shall have the following meanings:

     "BUSINESS DAY" means any day, other than a Saturday, Sunday or day which shall be in the State of Maine a legal holiday, on which banks in Portland, Maine, are open for the conduct of a substantial part of their commercial banking business.

     "INTEREST PERIOD" means, in the event that interest is calculated at the Prime Rate, the Interest Period shall be one (1) day, and in the event that interest is calculated at the LIBOR Rate, the Interest Period shall be a period commencing on the date so designated by the Borrower in its

                                        8
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irrevocable written notice to Bank and ending 30, 60, or 90 days thereafter, as the Borrower may elect in such notice pursuant to Section 5(e); provided that:

          (i) any Interest Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii)    no Interest Period may extend beyond the Maturity Date.

     "LIBOR" means, as applicable to any LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined and only Prime Rate Loans will be available hereunder until LIBOR quotations again become available to Bank. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the minimum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. "Banking Day"

                                        9
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shall mean, in respect of any city, any day on which commercial banks are open for business in that city.

     "LIBOR LOANS" means any Loans for which the interest rate is the LIBOR
Rate.

     "LIBOR RATE" means a fixed annual rate of interest equal to LIBOR plus One and One Half Percent (1.5%).

     "LOAN" means a loan, sometimes referred to herein as an advance, made to the Borrower by the Bank pursuant to Section 4 of this Agreement, and "Loans" means all of such loans, collectively.

     "PRIME RATE LOANS" means any Loans for which the interest rate is based on the Prime Rate.

     "SUBSIDIARY" means, with respect to any person (the "parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent, and shall include any entities designated as subsidiaries on the Borrower's audited financial statements.

     "TYPE" means, with respect to any Loan, its nature as a Prime Rate Loan or a LIBOR Loan.

     "YIELD MAINTENANCE FORMULA" shall be calculated as follows: the published rate of United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) (as published weekly in the Federal Reserve Statistical Release in the issue of such publication most recently preceding the date of prepayment) with a maturity date that is the same as, or is the nearest date subsequent to, the last day of the Interest Period for the Loan being prepaid, shall be subtracted from the annual rate of interest applicable to such Loan. If the result is zero or a negative number, there shall be no additional amount due. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount will be divided by 360 and multiplied by the number of days remaining until the end of the applicable Interest Period. Said amount shall be reduced to present value, calculated by using the above referenced applicable United States Treasury Note or Bill rate and the number of days remaining between the date of the prepayment and the end of the applicable Interest Period.

     (g) INTEREST RATE CALCULATIONS; LATE FEE. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. If the entire amount of any required principal and/or interest is not paid in full within fifteen (15) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the required payment.

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     6.  BANK'S REPORTS. After the end of each month, Bank will render to
Borrower a statement of Borrower's loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within sixty (60) days from the mailing by Bank to Borrower of any such monthly statement.

     7.  SET OFF; EXPENSES.

     (a) Borrower hereby acknowledges Bank's right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by Borrower), Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     (b) The Borrower shall pay to Bank on demand any and all reasonable counsel fees and other reasonable expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement or of any documents relating hereto, and any and all expenses, including, but not limited to all reasonable attorneys' fees and expenses, which may be expended by Bank to obtain or enforce payment in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank's security, and shall be secured hereby. After an Event of Default, and without limiting any other rights or remedies, Bank may, upon written notice, at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied

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against or placed on any of the Borrower's facilities, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Borrower's facilities, and otherwise take any action reasonably deemed necessary by Bank to protect its interests, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys' fees, shall be considered obligations of Borrower.

     8.  BORROWER'S REPORTS.

     (a) Borrower shall deliver, or cause to be delivered, to Bank, all documents listed below, as frequently as indicated below, or at such other times as Bank may reasonably request, and all other documents and information requested by Bank, whether or not the same are listed below, with such frequency as Bank may request:

Document                                     Frequency Due
--------                                     -------------
Financial statements for Borrower            Quarterly, within 60 days
and Maine & Maritimes Corporation            after fiscal quarter-end

Annual audited financial reports             Annually, within 90 days
for Borrower and for                         after fiscal year-end
Maine &Maritimes Corporation

An Officer's Certificate showing compliance  Quarterly, within 60 days
with financial covenants, in form            after fiscal quarter-end
satisfactory to Bank

Annual projected income statement,           Annually, within 90 days
Based on budget, in form reasonably          after the beginning of
satisfactory to Bank and with                the fiscal year in question
monthly detail, for Borrower

     (b) Quarterly financials shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and certified by Borrower's chief financial officer.

     (c) Annual audited financial reports shall be prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon, with no exceptions other than those that are acceptable to Bank, by a firm of independent public accountants selected by the Borrower and reasonably acceptable to Bank and with such independent public accountant's statement that they have reviewed the provisions of this Agreement in accordance with generally accepted accounting principles and that they have no knowledge of any event or condition which constitutes an Event of Default or which, after notice

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or expiration of any applicable grace period or both, would constitute such an Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof, provided, however, that in issuing such statement, such accountants shall not be required to go beyond normal procedures conducted in connection with their audit.

     (d) In addition to the foregoing, Borrower shall provide Bank promptly with such other and additional information concerning Borrower, the operation of Borrower's business, and Borrower's financial condition, including financial reports and statements, as Bank may from time to time reasonably request. All financial information provided to Bank in connection with or pursuant to this Agreement shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and consistently with prior periods to fairly reflect the financial condition of Borrower at the close of, and its results of operations for, the periods in question.

     9.  GENERAL AGREEMENTS OF BORROWER.

     (a) Borrower agrees to keep its facilities insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably required by Bank. In addition, Borrower shall maintain appropriate liability insurance and all insurance required by law, including any necessary workers' compensation insurance. All insurance required hereunder shall be provided by insurance companies qualified to do business in Maine, satisfactory to Bank, shall be in such form and in such amounts as Bank may reasonably require and, without limiting the foregoing, shall provide that such insurance shall not be canceled or modified without at least thirty (30) days prior notice to the Bank.

     (b) Borrower shall, and shall cause each of its subsidiaries to, to the extent applicable to the Borrower's or such subsidiary's property or its business, materially comply with all laws, ordinances and regulations of the United States, each state, each political subdivision thereof, and of each governmental authority.

     (c) Borrower will pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as will prevent any interest or penalties from accruing and as will prevent any lien or charge from attaching to its property (except for such taxes, assessments and charges being contested by Borrower in good faith, prior written notice of such contest having been given to Bank).

     (d) Borrower will promptly pay when due all governmental and other taxes, charges and assessments upon its facilities or for their use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations (except for such taxes, assessments and charges being contested by it in good faith, prior written notice of such contest having been given to Bank, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. After an Event of Default , Bank may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on such facilities, may pay for insurance on such facilities and may pay for the maintenance and preservation of such facilities. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and until it so reimburses Bank, any such sums paid or advanced by Bank shall constitute part of the Obligations.

     (e) Borrower will immediately notify Bank in writing (a) if it has reason to believe that, or receives any notice that, any Hazardous Materials (as hereinafter defined) may exist, may have been (or are threatened to be) released, or have been or may be generated, handled, stored, used, treated, transported, disposed of, released or maintained, on, under, over, from, or within, any site owned, leased or operated, in whole or in part, by it (each called a "SITE" herein), except in each case in material compliance with all applicable laws, ordinances, rules and regulations, or (b) if it has reason to know of, or receives any notice of, any loss, cost or expense in excess of $25,000 incurred by any person or entity in connection with any Hazardous Materials (i) on, under, over, from or within any Site or (ii) generated, stored, transported, handled, released or disposed of by or on behalf of Borrower, or (c) if it has reason to know of, or receives any notice of, any investigation, action or the incurring of any loss by any governmental authority in connection with the assessment, containment, removal, remediation or disposal of any Hazardous Materials for which expense or loss it may be liable or as a result of which its property may be subject to a lien, in each case unless listed on Schedule F. As used herein, the term "HAZARDOUS MATERIALS" shall mean and include any hazardous, toxic, dangerous, radioactive, noxious materials, substances, objects, gases, and/or wastes, including without limitation all of the following: (a) asbestos in any form; (b) urea formaldehyde foam insulation;
(c) polychlorinated biphenyls ("PCBS") or transformers or other equipment which contain dielectric fluid containing any level of PCBs; (d) oil, gasoline and other petroleum products, and underground or above ground storage tanks for Hazardous Materials; (e) any other chemical, material, gas, object, waste or substance which is prohibited, limited, or regulated or subject to regulation by any federal, state, county, regional, local, or other governmental authority; and (f) all chemicals, materials, substances, objects, gases, and/or wastes which are now or may hereafter be regulated by any of the following, including any of the foregoing that are characterized within any of the terms "hazardous waste", "hazardous or toxic substance", "hazardous material", or "oil" as each of those terms is defined in any of the following, as the same have been or may be amended (the "ACTS"): the Uncontrolled Hazardous Substance Sites Act, 38 M.R.S.A. Section 1361 ET SEQ. (1989); the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ.
(1983)("CERCLA"); the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Federal Water Pollution Control Act (the "CLEAN WATER ACT"), 33 U.S.C. Section 1251 ET SEQ. and 33 U.S.C. Section 1342 ET SEQ.; the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 ("RCRA"), 42 U.S.C. 6901 ET SEQ.; the Safe Drinking Water Act, 14 U.S.C. Sections 1401-1450; the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the State of Maine statutory provisions relating to Underground Storage Facilities and Ground Water Protection, 38 M.R.S.A. Section 561 ET SEQ.; and also including within the Acts any regulation promulgated under any of the foregoing, or any other local, state or federal regulation, law or ordinance relating in any way to any Hazardous Materials, or any successor provision to any of the foregoing. Borrower hereby agrees to defend, indemnify and hold harmless Bank from and against any and all liabilities, executions, awards, judgments, claims, damages, demands, penalties, actions, debts, suits, expenditures, indemnities, losses, charges or other amounts that are or may become due from Bank in connection with, or arising directly or indirectly out of any Hazardous Materials on, under, over, within or released or originating from, any Site or otherwise relating to it, meaning and intending hereby to assume the obligation to pay, and to indemnify and hold harmless Bank for, without limitation, (1) all costs reasonably incurred or expended by Bank in connection with the removal, neutralization or other remediation of all Hazardous Materials from any Site after an Event of Default, including without limitation all costs of investigation, monitoring, remedial response, removal, restoration, feasibility studies, remedial work, cleanup, engineering reports, and permit acquisitions incurred in connection therewith;
(2) all costs reasonably incurred and sums expended by Bank in determining the compliance of such removal with all applicable regulations and standards; (3) all liability of, or expense to, Bank reasonably incurred as a result of the improper removal, storage, handling, transport or disposal of Hazardous Materials from any Site, by whomever performed, or arising out of exposure to Hazardous Materials of any individual while in or on any Site, or otherwise in connection with the existence or removal of, or failure to remove, any and all Hazardous Materials, on or from any Site, together with (4) all of Bank's reasonable costs of defending against any proceedings brought by or on behalf of any individual or entity allegedly injured as a result of the presence of Hazardous Materials on any Site, or emanating from a site in any manner, whether such claim is decided adversely to or in favor of Bank, and (5) any reasonable attorney's fees incurred in connection with any of the foregoing matters; and Borrower does hereby further unconditionally assume and agree to indemnify and make Bank whole if Bank should incur any liability whatsoever under any of the Acts because of this Agreement or any acts or omissions connected herewith or otherwise because of Bank's relationship to Borrower, except to the extent resulting from Bank's gross negligence or willful misconduct. The indemnity set forth herein shall survive the repayment of all Obligations and the termination of Bank's agreement to make loans available to Borrower and the termination of this Agreement.

     (f) Except for any gross negligence or willful misconduct of Bank, Borrower will indemnify and save Bank harmless from all losses, costs, damages, liabilities or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations. This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make loans available to Borrower and the termination of this Agreement.

     (g) At the reasonable request of Bank, Borrower will furnish to Bank, from time to time, within ten (10) days after the accrual in accordance with applicable law of its obligation to make deposits for F.I.C.A. and withholding taxes, and/or sales taxes, proof satisfactory to Bank that such deposits have been made as required. Should Borrower fail to make any of such deposits or furnish such proof then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set up such reserves as Bank, in its judgment, may deem necessary to satisfy the liability for such taxes. Each amount so deposited, paid or reserved shall constitute an advance under the terms hereof, and shall be repayable on demand with interest. Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or to set up such reserve, and the making of any one or more of such deposits or payments or the setting-up of any such reserve shall not constitute (i) an agreement on Bank's part to take any further or similar action on that or any other occasion, or (ii) a waiver of any default by Borrower under the terms hereof.

     (h) All indebtedness of Borrower to Bank under this and under any other agreement constitute one general obligation. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any default under this Agreement by Borrower shall constitute, likewise, a default by Borrower under any and all other agreements of Borrower with Bank then existing, and any default by Borrower under any other agreement with Bank, including without limitation the promissory notes executed and delivered to Bank by Borrower in connection with this Agreement, shall constitute a default by Borrower under this Agreement.

     (i) Borrower will, at its expense, upon the request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable in Bank's sole discretion in order to correct any material defect, error or omission which may at any time be discovered in this Agreement or the documents related hereto, or to carry out more effectively the intent and purpose of this Agreement or to reasonably establish, perfect and protect Bank's rights and remedies created or intended to be created hereunder.

     (j) If Borrower shall fail to maintain its primary depositary accounts and one or more cash management accounts with Bank at all times during the term hereof then the applicable interest rate hereunder shall increase by fifty (50) basis points (0.5%). The extension of credit evidenced by this Agreement is made in express reliance on Borrower's agreement to maintain such accounts.

     (k) Borrower will promptly notify Bank of any material adverse change in Borrower's financial condition or any condition or event which constitutes, or over the passage of time or upon notice or both would constitute an Event of Default under this Agreement or any other agreement with Bank, or of any obligation of Borrower to others, or of any threat or pending claim, litigation, arbitration or governmental proceeding material to Borrower or its business or operations.

     10. BORROWER'S NEGATIVE COVENANTS.

     (a) LIENS: Borrower shall not create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind upon the Borrower's facilities, except for the Permitted Liens.

     (b) TRANSACTIONS WITH AFFILIATES: Except for agreements approved by the Maine Public Utilities Commission, Borrower shall not enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate.

     (c) SUBSIDIARIES: Without the prior written consent of Bank, which shall not be unreasonably withheld, Borrower shall not create any new subsidiaries or sell, transfer or otherwise dispose of any stock or other equity interest of any subsidiary or permit any subsidiary to sell, assign, exchange or otherwise dispose of any of its assets except in the ordinary course of business.

     (d) MERGERS, CONSOLIDATIONS, CONVERSIONS OR SALES: Without the prior written consent of the Bank, which shall not be unreasonably withheld or delayed, the Borrower shall not (i) merge or consolidate with or into any corporation or other entity, or convert into another entity or participate in a share exchange; (ii) enter into any joint venture or partnership with any person, firm, corporation or other entity; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm, corporation or other entity; (iv) convey, lease or sell any of its assets to any person, firm, corporation or other entity for less than the fair market value thereof. Any sale, transfer, encumbrance or pledge of equity interests in Borrower will require written approval of the Bank, which approval will not be unreasonably withheld.

     (e) JURISDICTION OF ORGANIZATION. Borrower shall not change its jurisdiction of organization without the prior written consent of Bank.

     11. BORROWER'S FINANCIAL COVENANTS.

     (a) RATIO OF INDEBTEDNESS FOR BORROWED MONEY TO TOTAL CAPITAL. The Borrower will not permit Consolidated Indebtedness for Borrowed Money to exceed 65% of Consolidated Total Capital at any time.

     (b) RATIO OF NET INCOME TO FIXED CHARGES. The Borrower will not permit the ratio of (i) Consolidated Net Income Available for Fixed Charges for the period of 12 consecutive months ended at the end of any fiscal quarter to (ii) Consolidated Interest Expense for such twelve-month period to be less than 1.75 to 1.00.

     (c) MINIMUM TANGIBLE NET WORTH: The Borrower will not permit its Tangible Net Worth to be less than $30,000,000 at any time.

     (d) DEFINITIONS: As used herein, the following terms have the following meanings:

     "CAPITAL LEASE" means a lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

     "CODE" means the Internal Revenue Code of 1986.

     "COMMON SHAREHOLDERS' EQUITY" means, at any particular date, the total of the following amounts that, in conformity with GAAP, would be shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date:
(i) capital stock taken at par or stated value, plus (ii) paid-in capital, plus
(iii) retained earnings, minus (iv) treasury stock, at cost.

     "CONSOLIDATED INDEBTEDNESS FOR BORROWED MONEY" means, at any particular date, the total amount of (i) Debt of the Borrower and its Subsidiaries, excluding intercompany items, that, in conformity with GAAP, would be included on a consolidated balance sheet of the Borrower and its Subsidiaries (a) in respect of money borrowed, (b) in respect of obligations evidenced by a note, bond, debenture or other like written obligation to pay money, (c) in respect of obligations under Capital Leases, and (d) in respect of obligations under conditional sales or other title retention agreements, and (ii) Debt of other Persons of the nature described in clauses (a) through (d) above which is guaranteed by the Borrower or a Subsidiary or with respect to which the Borrower or a Subsidiary is contingently liable.

     "CONSOLIDATED INTEREST EXPENSE" means, for any specified period, the total consolidated interest charges of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, plus (i) the allowance for borrowed funds used during construction for such period, minus (ii) interest on customer deposits for such period.

     "CONSOLIDATED NET INCOME AVAILABLE FOR FIXED CHARGES" means, for any specified period, the consolidated income or loss before extraordinary items of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP, plus (i) Consolidated Interest Expense for such period, plus (ii) the provision for income taxes for such period, minus (iii) the allowance for equity funds used during construction for such period.

     "CONSOLIDATED TOTAL CAPITAL" means, at a particular date, the total of the amounts that, in conformity with GAAP, would be included on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in respect of
(i) Consolidated Indebtedness for Borrowed Money (excluding Debt of other Persons guaranteed by the Borrower or a Subsidiary), (ii) preferred and preference stock, and (iii) Common Shareholders' Equity.

     "DEBT" means, as to any Person at any date, all items that, in conformity with GAAP, would be classified as liabilities on a balance sheet of such Person as of such date and in any event shall without limitation include (i) indebtedness for borrowed money or constituting the deferred purchase price of assets or other property or services in respect of which the Person is liable, (ii) obligations with respect to any conditional sales agreement or title retention agreement, (iii) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all liabilities secured by any Lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (v) obligations under Capital Leases, (vi) obligations, contingent or otherwise, with respect to any performance bonds, (vii) unfunded vested benefits under Plans and potential withdrawal liabilities under Multiemployer Plans, and (viii) all guarantees by such Person for the payment of indebtedness of others of the character described in (i) through (vii) above.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" means, as applied to any Person, any Person who is a member of a group that is under common control with such Person and who, together with such first Person is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code, or Section 4001 (b) of ERISA.

     "LIEN" means any mortgage, deed to secure debt, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions.

     "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making, or is obligated to make, contributions or with respect to which the Borrower or any ERISA Affiliate of the Borrower has any liability.

     "PERSON" means an individual or a corporation, business trust, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, government (or an agency or political subdivision thereof) or any other entity.

     "PLAN" means any "PENSION PLAN" (as defined in Section 3(2) of ERISA) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) and that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) with respect to which the Borrower or any of its current or former ERISA Affiliates has liability.

     "SUBSIDIARY" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person, by such specified Person and any one or more other Subsidiaries of such Person, or by any one or more other Subsidiaries of such specified Person.

     "TANGIBLE NET WORTH" means, at a particular date, the total of all amounts that, in conformity with GAAP, would be included on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in respect of Common Shareholders' Equity, plus (i) the amount of preferred and preference stock not subject to mandatory redemption, minus (ii) goodwill.

     12. DEFAULT. Upon the occurrence of any one or more of the following Events of Default:

     (a) The execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or (other than in the ordinary course of business) extension of debt agreement for Borrower; the failure by Borrower to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to Borrower; the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (commonly referred to as the Bankruptcy Code) or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against Borrower initiating any matter in which it is or may be granted any relief from debts pursuant to any other insolvency statute or procedure, but if such filing is against Borrower by one or more third parties, only if Borrower shall fail to contest such filing actively or shall fail to cause it to be removed within sixty (60) days; the calling by Borrower of a meeting of creditors of Borrower; the formation with respect to Borrower of a formal or informal creditor's committee; the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for its debts generally, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; or

     (b) The termination of existence, dissolution, or liquidation of Borrower or any guarantor; or

     (c) The ceasing or failure of this Agreement, at any time after its execution and delivery and for any reason, to be in full force and effect; or any determination or declaration that this Agreement is null and void; or the commencement or prosecution of any contest challenging the validity or enforceability hereof by Borrower or any guarantor; or any denial by Borrower that it has any further liability or obligation hereunder; or

     (d) The service of any process upon Bank seeking to attach by trustee process any funds of Borrower on deposit with Bank, if the aggregate of such attachments equals or exceeds $500,000 at any given time and such attachment is not dissolved or bonded over to Bank's satisfaction within thirty (30) days; or

     (e) The failure by Borrower promptly, punctually and faithfully to perform or to observe any term, covenant or agreement on its part to be performed or observed pursuant to the following provisions of this Agreement, or the material inaccuracy of the representations and warranties included in the following provisions, as of the time given: Sections 9(a), 9(k), 10(d), 10(e), 11;

then the principal of and all interest on the loans then outstanding, and all other amounts due hereunder, shall become forthwith due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

     Upon the occurrence of any one or more of the following Events of Default (together with the Events of Default listed above, the "EVENTS OF DEFAULT" and individually an "EVENT OF DEFAULT"):

     (f) The failure by Borrower to pay any amount due under this Agreement or any of the promissory notes relating hereto within fifteen (15) days of the due date; or

     (g) The failure by Borrower to pay upon demand (or within fifteen (15) days of when due, if not payable on demand) any other of the Obligations, or any portion thereof; or

     (h) The failure by Borrower promptly, punctually and faithfully to perform or to observe any term covenant or agreement on its part to be performed or observed pursuant to any provisions of this Agreement (other than as expressly set forth in this Section 10), and the continuance thereof for thirty
(30) days after notice of such default has been given; or

     (i) The occurrence of any event of default such that any indebtedness of Borrower in excess of $1,500,000 from any lender other than Bank could be accelerated, regardless of whether such acceleration has taken place; or

     (j) Any filing against or relating to Borrower of (i) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (ii) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state, other than a lien for taxes not yet due and payable, unless such lien is removed or bonded over to the Bank's satisfaction within thirty (30) days; or

     (k) The occurrence of any event of default under any other agreement between Bank and Borrower or under any instrument or document given to Bank by Borrower , whether such agreement, instrument, or document now exists or hereafter arises (regardless of whether Bank has exercised any of its rights upon default under any such other agreement, instrument or document) and the failure to cure such default within any applicable grace period; or

     (l) Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, acquiescence in, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all or any material part of its property; or

     (m) The entry of any judgment against Borrower in an amount in the aggregate greater than $500,000, which judgment is not satisfied, bonded over or appealed from (with execution or similar process stayed) within thirty (30) days of entry; or

     (n) The entry of any court order which enjoins, restrains or in any way prevents Borrower from conducting all or any substantial part of its business affairs in the ordinary course of business; or

     (o) The occurrence of any uninsured or materially underinsured loss, theft, damage or destruction to any material asset(s) of Borrower; or

     (p) Any act by, against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess, or reclaims or repossesses, all or a substantial portion of its assets; or

     (q) The existence or occurrence of any of the following events with respect to Borrower or any ERISA affiliate: (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (ii) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) with respect to any Plan;
(iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance which might constitute grounds entitling the Pension Benefit Guaranty Corporation ("PBGC") to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) any partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan; or any reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject Borrower to any material tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise; or

     (r) The attachment of any security interest, lien or mortgage not in favor of Bank, other than Permitted Liens, upon the Borrower's facilities, without Bank's prior written consent and the continuation thereof for thirty
(30) days after Borrower gains actual knowledge thereof; or

     (s) The determination by Bank that any material representation or warranty heretofore, now or hereafter made by Borrower to Bank, in any document, instrument or agreement was not materially true or accurate when given;

then or at any time thereafter while such Event of Default described in Sections 12(f) through 12 (s) is continuing, Bank may declare all indebtedness of Borrower hereunder due and payable, whereupon it shall become forthwith due and payable, without further presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

     The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and Borrower and under all instruments and documents given to Bank by Borrower, but only to the extent included within Obligations, whether such agreements, instruments, or documents now exist or hereafter arise.

     Upon the occurrence and during the continuance of any Event of Default, Bank may declare any and all obligations Bank may have hereunder to be canceled, may declare any or all Obligations to be due and payable, and may proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code, under the terms of this Agreement, or otherwise. In addition, upon the occurrence and during the continuance of any Event of Default, all Obligations (including, without limitation, principal, interest accrued to the time of demand on the Obligations, or upon the entry of any judgment) shall bear interest payable on demand at a rate per annum of four (4%) percent in excess of the Prime Rate, for so long as the Event of Default remains uncured.

     13. JURY TRIAL WAIVER. IT IS MUTUALLY AGREED BY BANK AND BORROWER THAT THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM, OBJECTION TO CLAIM IN A BANKRUPTCY CASE, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OF THE OTHERS ON ANY MATTER WHATSOEVER ARISING OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR THE TRANSACTIONS OR DOCUMENTS CONTEMPLATED HEREBY. WITHOUT IN ANY WAY LIMITING THE SCOPE OR EFFECT OF THE FOREGOING WAIVER OF THE JURY TRIAL RIGHT, THE PARTIES HERETO SPECIFICALLY AGREE THAT SUCH WAIVER SHALL BE EFFECTIVE IN ANY ACTION ARISING OUT OF OR RELATED TO: (A) ANY ALLEGED ORAL PROMISE OR COMMITMENT BY BANK, (B) ANY ALLEGED MODIFICATION OR AMENDMENT OF THIS AGREEMENT AND/OR THE TRANSACTIONS OR DOCUMENTS CONTEMPLATED HEREBY, WHETHER IN WRITING, ORAL, OR BY ALLEGED CONDUCT; (C) ANY ENFORCEMENT OF THIS AGREEMENT AND/OR THE TRANSACTIONS OR DOCUMENTS CONTEMPLATED HEREBY, AND (D) ANY REPOSSESSION, TAKING OF POSSESSION, OR DISPOSITION OF COLLATERAL SECURING THE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT AND/OR THE TRANSACTIONS OR DOCUMENTS CONTEMPLATED HEREBY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT AND/OR THE TRANSACTIONS OR DOCUMENTS CONTEMPLATED HEREBY OR ANY PROVISION THEREOF.

     14. CONSENT TO JURISDICTION. Borrower and Bank agree that any judicial action or proceeding to enforce or arising out of this Agreement may, subject to the provisions of Section 12 hereof, be commenced in any court of the State of Maine or in the District Court of the United States for the District of Maine.

     15. TERMINATION AND EXPIRATION NOT TO AFFECT BANK'S RIGHTS. Unless and until all loans made by Bank to Borrower hereunder and all other Obligations and commitments of Bank under which an Obligation could arise, outstanding as of the time of the termination or expiration of this Agreement, have been paid in full (and, in the case of such commitments, have been terminated), such termination or expiration shall in no way affect the rights and powers herein granted to Bank, and until such payment in full (and termination) all rights and powers herein granted to Bank in respect thereof and otherwise, and all liabilities, obligations and agreements of Borrower hereunder, shall remain in full force and effect. Until all of the Obligations have been fully paid and satisfied and all commitments of Bank under which an Obligation could arise have expired, Borrower shall continue to fully comply with the terms and conditions of this Agreement as herein provided. Prior to such payment in full of all of the Obligations and the simultaneous termination of all of such commitments by Bank, Borrower's obligations under this Agreement shall constitute a continuing agreement in every respect.

     16. MISCELLANEOUS.

     (a) No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future or other occasion. All of Bank's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

     (b) Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any persons from time to time holding the office of President of Borrower or of such other officers and authorized signatories as may from time to time be set forth in any banking and borrowing resolutions, or of any other agents or officers with apparent authority to act for Borrower in requesting loans hereunder.

     (c) The Bank may at any time pledge all or any portion of its rights under the loan documents including any portion of the promissory note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the loan documents.

     (d) Subject to Maine Public Utilities Commission Approval, if required, and notice to Borrower, the Bank shall have the right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower and each guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

     (e) Subject to Maine Public Utilities Commission Approval, if required, Bank shall have the right at any time and from time to time, and without the consent of or notice to Borrower , to grant to one or more banks or other financial institutions (each, a "PARTICIPANT") participating interests in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with the Bank's rights and obligations hereunder. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

     (f) Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note relating to this Agreement or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor. Borrower may condition its agreement to provide the foregoing upon Bank's written agreement to indemnify Borrower from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses of any kind whatsoever which may be imposed upon the Borrower in connection with the presentation or attempted collection of the lost, stolen, destroyed or mutilated document that is being replaced.

     (g) All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of Maine from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any promissory note evidencing the Loans at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

     (h) This Agreement, together with the Note related hereto, are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.

     (i) Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

     (j) Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State of Maine as of the date of this Agreement.

     (k) Any paragraph and section headings used in this Agreement are for convenience only, and shall not affect the meaning or construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect in any way the validity, legality or enforceability of such provision (or its application) in any other jurisdiction or of any other provision of this Agreement (or its application) in any jurisdiction. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

     (l) All notices and other communications hereunder shall be made by hand delivery, overnight courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom sent upon delivery, if delivered by hand ; one business day after sending, if sent by overnight courier; and three business days after mailing, if sent by certified or registered mail. All such notices shall be deemed given upon such deemed receipt. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth at the end of this Agreement (or to such other address as such party may designate for itself in a notice to the other party given in accordance with this section) and shall be sent postage and other charges prepaid.

     (m) By signing below, Borrower agrees and acknowledges that, under Maine law, no promise, contract, or agreement to lend money, extend credit, forbear from collection of debt or make any other accommodation for the repayment of a debt for more than $250,000 may be enforced against Bank unless the promise, contract, or agreement (or some memorandum or note thereof) is in writing and signed by Bank.

     (n) This Agreement, and the documents related thereto, are being executed and delivered by Borrower in Presque Isle, Maine, and the laws of the State of Maine shall govern the interpretation, enforcement and construction of this Agreement and the of rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument and shall be effective as of the date first set forth above, regardless of the actual date of execution and delivery.

Witnessed By:             MAINE PUBLIC SERVICE COMPANY


                          By:
-----------------------      ------------------------------
                          Name:
                          Title:
                                 Address:
                                 209 State Street
                                 Presque Isle, ME 04769


                                 Copies of notices to the Borrower shall also be sent to the following address, but a failure to do so shall not affect the validity of any such notice:

                                 James L. Costello, Esquire
                                 Curtis Thaxter Stevens Broder Micoleau LLC
                                 One Canal Plaza
                                 Portland, ME  04112


Witnessed by:             FLEET NATIONAL BANK


                          By:
-----------------------      ------------------------------
                                 Title:


                                 Address:
                                 Two Portland Square
                                 P.O. Box 1280
                                 Portland, ME 04104

                                    SCHEDULES

     The following Schedules to the Master Loan Agreement to which they are attached are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                   SCHEDULE A

1. Other Jurisdictions In Which Borrower Is Organized or Qualified to do Business (Section 4(a))

None.

                                   SCHEDULE B

                           Subsidiaries (Section 4(a))

              Jurisdiction of
Name          Incorporation     Address            Affiliation to Borrower
----          ---------------   -------            ------------------------
Maine & New   New Brunswick     209 State Street   100% wholly owned
Brunswick     Canada            Presque Isle, ME   subsidiary
Electrical                      04769
Power Co.

                                   SCHEDULE C

                 Other Encumbrances and Liens (Section 4(e)(i))

Secured Party                    Description of                   Payment Terms and
Or Mortgagee                     of Collateral                    Dates of Maturity
-------------                    --------------                   -----------------
A.  U.S. Bank Trust National     Blanket  Indenture
    Association, Trustee

B.  Bank of New York , Trustee   Blanket Indenture

C.  The following:

     (i) Liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent, and liens for taxes, assessments or governmental charges already delinquent, but whose validity is at the time being contested in good faith by the Company in compliance with the provisions of Section 4(f);

     (ii) Liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which are immaterial in amount;

     (iii) Liens, securing obligations neither assumed by the Borrower or a subsidiary nor on account of which they customarily pay interest directly or indirectly, existing, either at the date hereof, or, as to property hereafter acquired, at the time of acquisition by the Borrower or a subsidiary, upon real estate or rights in or relating to real estate acquired by the Borrower or a subsidiary for substation or transmission, distribution or other right-of-way purposes;

     (iv) Any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower or a subsidiary upon payment of reasonable compensation therefore or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or a subsidiary, PROVIDED that any such compensation is applied in accordance with the requirements of the First Mortgage Indenture and the Second Mortgage Indenture;

     (v) Liens of judgments covered by insurance or if not so covered not exceeding at any one time $500,000 in aggregate amount and liens in respect of judgments or awards in respect of which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, Borrower shall have notified Bank in writing of such appeal, proceeding or stay prior to the commencement thereof, and in respect of which adequate reserves shall have been established on the books of the Borrower or a subsidiary;

     (vi) Easements or reservations in respect of any property of the Borrower for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money), which do not materially interfere with the proper operation and development of the property affected thereby;

     (vii) Any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to such trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purpose;

     (viii) Any lien reserved as security for rent or for compliance with other provisions of the lease in the case of any leasehold estate;

     (ix) Liens in respect of attachments which were discharged with 60 days after entry, or which have been bonded and are being contested in good faith and by appropriate proceedings diligently conducted, PROVIDED that Borrower has so notified Bank in writing prior to the commencement of such contest and FURTHER PROVIDED that no such lien exceeds $500,000 or secures an amount in excess of such amount;

     (x) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

     (xi) Extensions or renewals of any liens permitted by this definition in respect of all or a part of the property theretofore subject thereto; and

     (xii) The undivided interest of other owners, and liens on such undivided interests, in property owned jointly with the Borrower, whether or not the Borrower is presently entitled to require partition of such property.

                                   SCHEDULE D

                              Leases (Section 4(e))

BORROWER AS LESSOR:

                          Description             Date of Lease
     Lessee               of Property               and Term
     ------               -----------             -------------



BORROWER AS LESSEE:

                          Description             Date of Lease
     Lessor               of Property               and Term
     ------               -----------             -------------



                                   SCHEDULE E

                 Litigation and Other Proceedings (Section 4(h))

No litigation; reference is made to the latest 10-Q filing with the Securities and Exchange Commission for information on regulatory matters.

                                   SCHEDULE F

                      Environmental Matters (Section 9(e))

                                       36